UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 10, 2007

PLANETLINK COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Georgia
(State or other jurisdiction of incorporation or organization)

000-31763	58-2466623
(Commission File Number)	(IRS Employer Identification No.)

1415 Bookhout Drive	30041
Cumming, Georgia	(Zip Code)
(principal executive offices)

(678) 455-7075
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As previously reported, effective October 10, 2007, the shareholders of the Registrant voted to remove all of its existing directors and to elect M. Dewey Bain as the sole director of the Registrant effective immediately.  However, likewise as previously reported, on October 12, 2007, the Registrant was notified that Amy Trombly and Jim Crane had resigned as members of the Board of Directors of the Registrant.  Consequently, the actions of the shareholders were not necessary, and such actions have been rescinded.  As a result, currently the sole director of the Registrant is M. Dewey Bain.  Mr. Bain remains as the sole officer of the Registrant.

Prior to their resignations, Ms. Trombly and Mr. Crane had breached their fiduciary responsibilities to the shareholders of the Registrant in many key areas, including, but not limited to, the unauthorized issuance of 1,375,000,000 shares of the common stock of the Registrant to each of Ms. Trombly and Mr. Crane, or a total of 2,750,000,000 shares.  The Registrant has cancelled the issuance of the 2,750,000,000 shares to Ms. Trombly and Mr. Crane.  The current outstanding shares of common stock of the Registrant remain at 1,093,683,760 shares.  The Registrant has issued a press release on October 18, 2007, announcing the cancellation of the shares, a copy of which is attached to this Current Report as Exhibit 99.1.

Item 8.01	Other Events.

See Item 5.02, above.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Identification of Exhibit
99.1	Press release announcing the cancellation of shares, dated October 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 18, 2007.

PLANETLINK COMMUNICATIONS, INC.

By	/s/ M. Dewey Bain
M. Dewey Bain, President